Exhibit 99.1
News Release
For Further Information:
At the Company:
Jeffrey L. Wright, Senior Vice President and Chief Financial Officer
Glenn L. Stolt, Vice President and Treasurer
Shayn R. Carlson, Director of Investor Relations
(952) 912-5500
FOR IMMEDIATE RELEASE
FRIDAY, JUNE 23, 2006
(Nasdaq:GKSR)
5995 Opus Parkway
Minnetonka, MN
55343-9078
952.912.5500
952.912.5999 Fax
www.gkservices.com
G&K SERVICES ANNOUNCES RETIREMENT PLAN CHANGES
Company changing retirement plans to better align with the needs of employees and strengthen the position of the company
MINNEAPOLIS, MN, June 23, 2006 — G&K Services, Inc.
(Nasdaq:GKSR), a market leader in branded identity apparel programs and facility services, announced today that the company plans to enhance its defined contribution plans and freeze its defined benefit plans, effective January 2007.
Beginning January 1, 2007, the company will enhance its defined contribution plans, both the 401(k) plan and deferred compensation plan. The improved defined contribution plans will offer new company retirement contributions, an increase in company matching contributions and greater flexibility for employee contributions. The company will also offer additional transition contributions for employees closer to retirement age and longer service employees.
The company will freeze its defined benefit plans, which include both its pension plan and its supplemental executive retirement plan. All benefits earned by defined benefit plan participants through the end of calendar year 2006 will be available upon retirement under plan provisions. Future growth in benefits will no longer occur beyond December 31, 2006.

“A key to our strategic vision and continued success is taking the actions necessary to support the needs of our employees and enhance our competitive position,” said Richard Marcantonio, chairman and chief executive officer. “The changes to our retirement programs are consistent with today’s market trends for retirement benefits. Over recent years, financial and legislative pressures on defined benefit plans have mounted and the funding costs have become increasingly volatile and unpredictable. The burden of funding defined benefit plan obligations is a hurdle that challenges even financially secure companies like G&K in strengthening their market position.”
These changes will affect approximately 6,300 employees, each of whom is eligible for the company’s 401(k) plan. The changes will not affect current company retirees, former employees with vested pension benefits or employees who retire prior to December 31, 2006.
“We believe that these changes will further strengthen our capability to attract and retain the talented workforce necessary to realize our long-term vision,” Marcantonio said. “Furthermore, we will benefit from more stable and predictable retirement plan expenses.”
Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2005.
About G&K Services, Inc.
Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.
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